Exhibit (g)(2)(i)

AMENDMENT TO

FOREIGN CUSTODY MANAGER AGREEMENT

AMENDMENT made this 18th day of May, 2021 (“Effective Date”) to the Foreign Custody Manager Agreement dated December 18, 2020 between each entity listed on Annex I (each, the “Fund”), a Delaware statutory trust, and The Bank of New York Mellon, (“BNYM”), a New York corporation authorized to do a banking business (“Agreement”).

WHEREAS, the Fund desires to add a new series to the Agreement under the same terms and conditions of the Agreement and the BNYM has agreed to add such series to the Agreement; and

WHEREAS, the Fund and the BNYM desire to amend Annex I to the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Fund and the BNYM agree to amend the Agreement as follows:

1.	Annex I of the Agreement is hereby replaced with the attached Annex I effective as of May 18, 2021.

2.	All other terms and conditions of the Agreement not modified in this Amendment shall remain in full force and effect.

3.	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

each of the funds or Series identified on annex I attached hereto

By:	/s/ Kellen Carter
Name:	Kellen Carter
Title:	Chief Legal Officer

THE BANK OF NEW YORK MELLON

By:	/s/ Jeffrey B. McCarthy
Name:	Jeffrey B. McCarthy
Title:	Segment Head, Exchange-Traded Funds

ANNEX I

To Foreign Custody Manager Agreement

Between each of the Funds or Series listed on Annex I and The Bank of New York Mellon

As of May 18, 2021

Fund Name

ARK Innovation ETF
ARK Genomic Revolution ETF
ARK Next Generation Internet ETF
ARK Autonomous Technology & Robotics ETF
The 3D Printing ETF
ARK Israel Innovative Technology ETF
ARK Fintech Innovation ETF
ARK Space Exploration & Innovation ETF